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QUARTERLY EARNINGS NEWS RELEASE


FOR RELEASE:                                          Contact: Robert P. Schoene
Tuesday, July 22, 2003                                       Tel. (787) 720-2638


ORIENTAL TOPS PREVIOUS RECORD EARNINGS FOR FOURTH QUARTER
AND FULL FISCAL 2003, UP 28.8 PERCENT AND 33.5 PERCENT, RESPECTIVELY


San Juan, Puerto Rico, July 22,2003 -- Oriental Financial Group Inc., (NYSE:
OFG) a diversified financial holding company specializing in financial services, including full- service banking, mortgage lending, investment brokerage and insurance services, today reported new record earnings for the fourth quarter and full fiscal year that ended June 30, 2003.

Net income for the fourth quarter rose by 28.8 percent to $14.2 million in 2003, compared to $11.0 million in fiscal 2002, a historic high in quarterly earnings. The outstanding performance for the fourth quarter drove profits for the full fiscal year to a new high as well, reaching $51.3 million, an increase of 33.5 percent from $38.5 million in fiscal 2002.

Earnings per share also reached new records, increasing to $0.73 (fully diluted) for the quarter, up 28.1 percent from $0.57 for the same quarter in fiscal 2002. For the full fiscal year, earnings per share rose 32.5 percent to reach $2.65 (fully diluted), from $2.00 per share in fiscal 2002.

"Oriental is now growing from a position of strength, improving from one record-breaking year to the next -- building relationships, refining marketing strategies and moving aggressively to deliver banking and financial products that respond to the needs of customers," said Jose Enrique Fernandez, President, Chairman and Chief Executive Officer.

As a result, stockholder's equity again rose substantially in fiscal 2003, increasing by 21.2 percent to $201.7 million, compared with $166.4 million in fiscal 2002. The increase in net income was the main driver of growth, as well as the increase in the market value and corresponding unrealized gain on investment securities available for sale.
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Oriental Financial Group
Earnings News Release
Tuesday, July 22, 2003
Page 2


RETURN ON EQUITY LEADS PEERS


Moreover, Oriental maintains the highest return on equity (ROE) and a superior return on assets (ROA) when compared to its peer group. ROE was 31.33 percent and ROA was 1.88 percent for the fiscal year.

The June 2003 edition of the prestigious ABA Banking Journal rated Oriental's 2002 ROE performance sixth among its top 50 banks in the nation with assets of over $1 billion. That ranking was the highest of any bank in Puerto Rico.

"Oriental's greater emphasis on building banking and financial relationships across product lines during fiscal 2003 contributed to our ability to attract assets at a healthy pace," Fernandez observed. Total financial assets grew to $5.7 billion in fiscal 2003, an increase of 13.8 percent from $5.0 billion in the previous fiscal year. Furthermore, it was the first time that bank assets grew to over $3 billion, an increase of 22.4 percent from $2.4 billion.

STRONG OPERATING RESULTS

"Likewise, core operating income (income before income taxes less the net gains from sales of securities, trading and derivative activities plus non-interest expenses related to stock option cancellation and other expenses) increased by
19.6 percent to $45.9 million in fiscal 2003, compared with $38.4 million in fiscal 2002, further reflecting the strength of our core profit centers," Fernandez said.

Net interest income, generated by consumer, commercial and mortgage banking, as well as investments, continued to grow for the full fiscal year. After provision for loan losses, the increase was 23.6 percent to $70.3 million, compared with $56.9 million in the previous fiscal year.

The total loan portfolio also grew substantially in fiscal 2003, driven mainly by low interest rates on new mortgages and refinancing of existing mortgages. The total loan portfolio rose by 26.3 percent to $728.5 million in fiscal 2003, compared with $576.8 million in fiscal 2002.

Non-interest income from banking, mortgage, trust, investment brokerage and insurance fees showed growth as well, reaching $28.5 million in fiscal 2003, up
4.6 percent from $27.2 million in fiscal 2002.
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Oriental Financial Group
Earnings News Release
Tuesday, July 22, 2003
Page 3



At the same time, bank deposits continued to grow steadily at just over $1 billion in fiscal 2003, a 7.8 percent increase from $968.9 million in fiscal 2003. "This steady growth trend indicates costumer acceptance of our strategy to integrate banking and financial services throughout our network of 23 branches around the island," Fernandez said.


ABOUT ORIENTAL FINANCIAL GROUP


Founded in 1964, Oriental is a financial holding company operating under U.S. banking regulations. Oriental provides comprehensive financial services to its clients throughout Puerto Rico and offers third party pension plan administration in the continental U.S. and Puerto Rico through its wholly-owned subsidiary, Caribbean Pension Consultants, Inc., which is headquartered in Boca Raton, Florida.

The Group's core businesses include a full range of consumer, commercial and mortgage banking services delivered through 23 financial centers, as well as financial planning, trust, insurance, investment brokerage and investment banking services. More information about the Group can be found at www.OrientalOnline.com.

This release may contain forward-looking statements that reflect management's beliefs and expectations and are subject to risks and uncertainties inherent to the Group's businesses, including (without limitation): the effect of economic and market conditions, the level and volatility of interest rates and other considerations.